SPECIAL CUSTODY AND PLEDGE AGREEMENT

AGREEMENT, (hereinafter “Agreement”) dated as of the 18th day of November, 2008 among Claymore/Guggenheim Strategic Opportunities Fund (“Customer”), BNP Paribas Prime Brokerage, Inc. (“Counterparty”) and The Bank of New York Mellon as Custodian hereunder (“Custodian”).

WHEREAS, Customer and Counterparty have entered into a Committed Facility Agreement and attachments thereto of even date (the “Committed Facility Agreement”) and a U.S. PB Agreement and attachments thereto of even date (the “U.S. PB Agreement”, and collectively with the Committed Facility Agreement, the “40 Act Financing Agreements”), and Counterparty has agreed to provide secured financing to Customer pursuant to the terms and conditions of the Committed Facility Agreement (to the extent the Committed Facility Agreement has not been terminated or the commitment has not expired) and the U.S. PB Agreement (which, for the avoidance of doubt, is not a committed facility); and

WHEREAS, Customer will provide pledged collateral to Counterparty and has opened an account with Counterparty (the “Account”) and for those purposes has entered into an account agreement with Counterparty as part of the U.S. PB Agreement dated as of the date hereof (as amended from time to time the “Account Agreement”); and

WHEREAS, Counterparty and Customer are required to comply with applicable laws and regulations pertaining to extensions of credit and borrowing securities, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Counterparty’s internal policies; and

WHEREAS, to facilitate extensions of credit and borrowing of securities from the Counterparty, Customer and Counterparty desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of the Customer pursuant to a custody agreement (the “Custody Agreement”) is prepared to act as custodian for Collateral (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, it is agreed as follows:

(1) As used herein, capitalized terms have the following meanings unless otherwise defined herein and any capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Committed Facility Agreement or U.S. PB Agreement:

“Adequate Performance Assurance” shall mean such Collateral held in the Special Custody Account as is adequate under the Margin Rules and as set forth in the Committed Facility Agreement, and, to the extent such Committed Facility Agreement has been terminated or the commitment therein has expired, the Account Agreement.

“Advice from Counterparty” means a notice or entitlement order (as defined in Section 8-102 of the UCC (as defined herein)) delivered by Counterparty to Customer or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile- sending device; or (iii) in cases of calls for additional Collateral (as such term is hereinafter defined) or notices referred to in paragraph 8 hereof, by telephone to a person designated by Customer or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Customer or Custodian.

“Business Day” means a day on which Custodian, Customer and Counterparty are open for business.

“Collateral” means U.S. cash, Eligible Securities or other margin-eligible securities acceptable to Counterparty which are pledged to Counterparty as provided herein (for the avoidance of doubt, Counterparty shall attribute a collateral value of zero USD to any securities pledged as collateral hereunder, if such securities do not satisfy the eligibility requirements as set forth in the Committed Facility Agreement).

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating the Customer insolvent; or (ii) the Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Customer and the Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

“Instructions from Customer” means a request, direction or certification in writing signed in the name of the Customer by a person authorized by Customer and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by a person authorized in writing by Customer within one Business Day.

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Counterparty, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2) (a) Custodian, in its capacity as a Securities Intermediary as defined in Revised Article 8 of the Uniform Commercial Code in effect from time to time in the State of New York

(the “UCC”), to the extent the same may be applicable, or in applicable federal law or regulations, shall segregate Collateral on its books and records into the Special Custody Account, which shall be identified as and entitled “BNP Paribas Prime Brokerage, Inc., Pledgee of Claymore/Guggenheim Strategic Opportunities Fund” and shall be separate and distinct from the custody account established by Custodian solely for the benefit of Customer pursuant to the Custody Agreement (“Custody Account”), and Custodian shall hold therein for Counterparty as pledgee upon the terms of this Agreement all Collateral delivered to Custodian for credit to the Special Custody Account and all monies or other property paid or distributed with respect thereto. The Custodian hereby agrees that any Collateral except U.S. cash held in the Special Custody Account shall be treated as a financial asset for purposes of Revised Article 8 of the UCC to the extent the same may be applicable, and Custodian shall elect to hold such collateral that is U.S. cash as a deposit in its capacity as a “bank” as such term is defined in Section 9-102(a)(8) of the UCC, which deposit account shall constitute part of, and be maintained in the same manner as, the Special Custody Account. Customer agrees to instruct Custodian in Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Counterparty as Collateral in the Special Custody Account.

(b) Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement. Custodian will maintain accounts and records for the Collateral in the Special Custody Account separate from the accounts and records of any other property of the Customer which may be held by Custodian, subject to the interest therein of Counterparty as the pledgee thereof in accordance with the terms of this Agreement. Interest, dividends or proceeds attributable to Collateral shall be credited to the Special Custody Account as additional Collateral and shall be held in the Special Custody Account as Collateral until released therefrom or withdrawn in accordance with this Agreement.

(c) Customer, Counterparty and Custodian agree that Collateral will be held for Counterparty in the Special Custody Account by Custodian as agent of Counterparty, that the Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Counterparty shall direct in an Advice from Counterparty and that in no event shall any consent of Customer be required for the taking of any such action by Custodian.

(d) Customer hereby grants a continuing security interest to Counterparty: (i) in Collateral and any proceeds thereof; (ii) all other property in the Account and the Special Custody Account; and (iii) in its accounts (including the Account) with Counterparty and the Special Custody Account, to secure Customer’s obligations to Counterparty hereunder and under the Account Agreement. Custodian shall have no responsibility for the validity or enforceability of such security interest.

(3) Custodian will confirm in writing to Counterparty and Customer, within one Business Day of its obtaining knowledge (actual or constructive), or receipt of notice of all pledges, releases or substitutions of Collateral and will supply Counterparty and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Custodian will also advise Counterparty or Customer upon request, at any time, of the holdings and cash balances in the Special Custody Account.

(4) Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Counterparty. Counterparty agrees, upon request of Customer, to provide such an Advice from Counterparty with respect to Collateral selected by Customer: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Counterparty including the Account and settlement in full of all transactions therein and any amounts owed to Counterparty with respect thereto. It is understood that Counterparty will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5) Customer represents and warrants to Counterparty that securities pledged to Counterparty shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Counterparty contemplated hereby.

(6) Collateral shall at all times remain the property of the Customer subject only to the extent of the interest and rights therein of Counterparty as the pledgee and secured party thereof. Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of the Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral. Custodian shall use its best efforts to notify the Counterparty and Customer as soon as possible if any notice of levy, lien, court order or other process purporting to affect the Collateral. If there shall arise for any reason an overdraft in the Special Custody Account, whether in connection with an advance by Custodian to settle a transaction involving the Special Custody Account or revising any provisional credit to the Account, or if such overdraft shall otherwise arise, such overdraft or indebtedness shall be deemed an overdraft or indebtedness within the meaning of the Custody Agreement and Custodian shall have all the rights and remedies available to it thereunder, solely as related to the assets held in the Custody Account, and for the avoidance of doubt not the Collateral in the Special Custody Account.

(7) The Counterparty shall, on each Business Day, compute the aggregate net credit or debit balance under the 40 Act Financing Agreements, and advise the Customer by 10:00 A.M. New York time of the amount of the net debit or credit, as the case may be. If a net debit balance exists on such day, the Customer will cause, by the close of business on such day, an amount of Collateral to be deposited in the Special Custody Account to provide Adequate Performance Assurance related to such net debit balance; provided that, in the event that Counterparty advises Customer of such net debit balance after 10:00 A.M., then such amount of Collateral shall be deposited in the Special Custody Account by the close of business on the following business day. Counterparty will charge interest on debit balances in accordance with Counterparty’s policies as set forth in the Committed Facility Agreement (and to the extent such Committed Facility Agreement has been terminated or the commitment therein has expired, the Account Agreement) and Counterparty will not pay interest on credit balances. Balances will be appropriately adjusted when extensions of credit are closed out.

(8) The occurrence of any of the following constitutes a Customer Default hereunder:

(a)
There occurs a Default (as defined in the Committed Facility Agreement), an Event of Default (as defined in the Account Agreement) or a failure by Customer to perform any obligation hereunder or under the Account Agreement or Committed Facility Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance as herein provided; or

(b)	Customer’s Insolvency.

Counterparty will immediately notify the Customer in an Advice from Counterparty of such Customer Default. No sooner than 2:00 p.m. on the next Business Day after transmittal by Counterparty of such Advice from Counterparty, if the Customer Default continues at the end of such period, Counterparty may thereupon take any action permitted pursuant to the Account Agreement. The Counterparty shall notify Customer of any sale of Collateral and any deficiency remaining thereafter in an Advice from Counterparty, including without limitation, the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Account and the Special Custody Account, the buy-in of any securities of which the Account may be short, and the sale of any or all property or securities in the Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Counterparty (in which event such Collateral shall be delivered to Counterparty as directed in an Advice from Counterparty). Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for Collateral. Customer shall be liable to Counterparty for any deficiency which may exist after the exercise by Counterparty of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian. Counterparty shall notify Customer of any sale of Collateral and any deficiency remaining thereafter in an Advice from Counterparty.

(9) Counterparty hereby covenants, for the benefit of Customer, that Counterparty will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 8 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 8. The foregoing covenant is for the benefit of Customer only and shall in no way be deemed to constitute a limitation on Counterparty’s right at any time to instruct Custodian pursuant to an Advice of Counterparty and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Counterparty and Customer. Custodian will, however, provide telephone notice, as promptly as practicable under the circumstances, to an officer of Customer of receipt by Custodian of an Advice from Counterparty to deliver Collateral.

(10) It is understood that all determinations and directions for obtaining extensions of credit and effecting Short Sales for the account of the Customer pursuant to the terms of this Agreement shall be made by Customer. The Customer is not relying upon Counterparty to make recommendations with respect thereto.

(11) Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Counterparty regarding release of Collateral. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be indemnified and held harmless in acting upon any Advice from Counterparty which it believes in good faith to be genuine and authorized. As between Customer and Custodian, the terms of the Custody Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement.

(12) All charges for Custodian’s services under this Agreement shall be paid by Customer.

(13) Counterparty shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Counterparty hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Counterparty’s own negligence, gross negligence, recklessness, willful misconduct or bad faith.

(14) No amendment of this Agreement shall be effective unless in writing and signed by a general partner of Counterparty and by an authorized officer of each of Customer and Custodian.

(15) Written communications hereunder, other than an Advice from Counterparty, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	Mary Jean Milner
Vice President Global Funds Services
Securities Servicing
The Bank of New York Mellon
One Wall Street, 25th Floor
New York, NY 10286
Fax No.: 212-635-6389
Phone No.: 212-635-6346

(b)	if to Customer, to:	Claymore/Guggenheim Strategic Opportunities
Fund
c/o Guggenheim Partners Asset Management
100 Wilshire Blvd., Ste. 500
Santa Monica, CA 90401
Fax No.: 310-576-1271
Phone No.: 310-576-1271

With a copy of legal and documentation matters to:
Claymore/Guggenheim Strategic Opportunities
Fund
c/o Claymore Advisors, LLC
2455 Corporate West Dr
Lisle, IL 60532
Attention: Kevin Robinson, Chief Legal Officer
Fax No.: 630-799-3834
Phone No.: 630-505-3700

(c)	if to Counterparty, to:	BNP Paribas Prime Brokerage, Inc.
One Bryant Park
New York, NY 10019
Attention: Tomer Seifan
Fax No.: 646-855-1094
Phone No.: 646-855-8338
Attention: Alex Bergelson
Fax No.: 212-376-8615
Phone No.: 646-855-6587

	With a copy to:	BNP Paribas Prime Brokerage, Inc.
100 W. 33rd Street 3rd Floor
New York, NY 10011
Attention: David Koppel
Fax No.: 646-733-4197
Phone No.: 646-733-4084

(16) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Counterparty at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the 40 Act Financing Agreements and any applicable Margin Rules.

(17) Nothing in this Agreement prohibits Counterparty, Customer or Custodian from entering into similar agreements with others in order to facilitate options transactions.

(18) Each of Customer, Custodian and Counterparty agrees that any litigation between any of them hereunder must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION RELATING TO THIS AGREEMENT IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT. Customer hereby consents to process being served by Counterparty on Customer in any suit, action or proceeding referred to above by the mailing of a copy thereof by registered or certified mail, postage pre-paid to Customer at the address set forth above. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

(19) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

(20) All references herein to times of day shall mean the time in New York, New York, U.S.A.

(21) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York without regard to its conflict of law rules. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(22) Notwithstanding any other provision herein, (1) Counterparty may request release of Collateral from Custodian through an Advice from Counterparty for purposes of rehypothecation under the Account Agreement and Custodian agrees to release such Collateral to Counterparty upon receipt of such Advice from Counterparty, though Custodian shall at no time have responsibility for determining whether Counterparty is in compliance with permissible purposes under the Account Agreement or any other agreement between Customer and Counterparty and (2) any cash or securities delivered by Counterparty to the Special Custody Account shall be considered pledged to Counterparty as Collateral in the Special Custody Account.

(23) Counterparty may, upon notice to the Customer and Custodian, assign its rights or any interest under this agreement to BNP Paribas Prime Brokerage International, Ltd.

CLAYMORE/GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

By:	/s/ Steven M. Hill

Name: Steven M. Hill
Title:   Chief Financial Officer, Treasurer and
Chief Accounting Officer

BNP PARIBAS PRIME BROKERAGE, INC.

By:	/s/ Authorized Signatory

Title:

THE BANK OF NEW YORK MELLON

By:	/s/ Authorized Signatory

Name:
Title: